UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934.

Date of Report (Date of Earliest Event Reported):

August 9, 2011

MONRO MUFFLER BRAKE, INC.

(Exact name of registrant as specified in its charter)

New York	0-19357	16-0838627
(State of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

200 Holleder Parkway, Rochester, New York		14615
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code (585) 647-6400

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.07	Submission of Matters to a Vote of Security Holders

The Annual Meeting of Shareholders (“Annual Meeting”) of Monro Muffler Brake, Inc. (the “Company”) was held on August 9, 2011. At the Annual Meeting, the Company’s shareholders voted on each of the matters described below. Approximately 27,846,000 shares (representing 91% of total shares outstanding and entitled to vote) were present at the Annual Meeting either in person or by proxy.

1. The Company’s shareholders elected four directors to Class 2 of the Board of Directors to serve a two-year term, until their successors have been elected and qualified at the 2013 annual meeting of shareholders. The number of shares that (i) voted for the election of each director and (ii) withheld authority to vote for each director, as well as the number of broker non-votes, are set forth in the table below.

Nominee	Votes For	Votes Withheld	Broker Non-Votes
Frederick M. Danziger	24,946,157	1,006,569	1,893,368

Robert G. Gross	25,015,778	936,948

Robert E. Mellor	25,123,967	828,759

Peter J. Solomon	23,192,231	2,760,495

2. The Company’s shareholders voted for approval of an advisory resolution regarding executive compensation. The number of shares that voted for, against or abstained from voting for executive compensation and the number of broker non-votes, are set forth in the table below.

Votes For	Votes Against	Abstentions	Broker Non-Votes
24,862,072	867,870	222,784	1,893,368

3. The Company’s shareholders considered the frequency of future advisory votes on executive compensation. The number of shares that voted for periods of 1 Year, 2 Years and 3 Years, or abstained from voting regarding future frequency of advisory votes on executive compensation and the number of broker non-votes, are set forth in the table below.

1 Year	2 Years	3 Years	Abstentions	Broker Non-Votes
23,472,128	22,977	2,193,102	243,748	1,914,139

4. The Company’s shareholders ratified the re-appointment of PricewaterhouseCoopers, LLP as the Company’s independent registered public accounting firm for the fiscal year ending March 31, 2012. The number of shares that voted for, against or abstained from voting for the ratification of the selection of PricewaterhouseCoopers, LLP, are summarized in the table below.

Votes For	Votes Against	Abstentions
27,554,355	287,797	3,942

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MONRO MUFFLER BRAKE, INC. (Registrant)

August 12, 2011	By:	/s/ Catherine D’Amico
Catherine D’Amico
Executive Vice President – Finance
Chief Financial Officer and Treasurer